Contacts: J. Daniel Speight (404) 760-7706
Katie Bows (404) 760-7712

FOR IMMEDIATE RELEASE

Flag Financial Corporation Reports Record $9.6 Million in 2005 Earnings

Atlanta, Ga. (January 24, 2006) - Flag Financial Corporation (Nasdaq: FLAG) today announced record net income for the year ended 2005 of $9.6 million, or $0.96 per diluted share, an increase of 30.0% from $7.4 million, or $0.82 per diluted share, when compared to the year ended 2004. Net income for the fourth quarter ended December 31, 2005 totaled $2.8 million, or $0.22 per diluted share, compared to $1.7 million, or $0.19 per diluted share, in the same period in 2004.

Flag Financial completed its acquisition of First Capital Bancorp on November 21, 2005. The acquisition gives Flag Financial total assets of $1.7 billion and 26 offices in metro Atlanta, western and central Georgia. Results of operations from the former First Capital Bancorp are included in Flag Financial’s fourth quarter and annual results from the date of the merger.

Balance Sheet Growth
Flag Financial’s 2005 balance sheet growth is attributable to its merger with First Capital Bancorp and its continued organic growth. Flag Financial ended 2005 with total assets of $1.7 billion, an increase of 105.8% from December 31, 2004. Gross loans outstanding at quarter-end were $1.2 billion, an increase of $617.1 million or 102.1% over December 31, 2004. Deposits increased to $1.3 billion at December 31, 2005, an increase of $577.1 million or 81.6% over the same date in the prior year. Gross loans and deposits attributable to the merger with First Capital Bancorp totaled $492.0 million and $465.2 million, respectively.

Flag Financial initiated a repositioning of its balance sheet designed to further reduce its exposure to an anticipated continued increase in interest rates and to improve net interest margin and net interest income levels. In the fourth quarter ended December 31, 2005, Flag Financial sold $67.6 million in fixed-rate investments with an average yield of 4.0% and recognized an after-tax charge to earnings of $740,000, or $0.07 per diluted share. Proceeds will be reinvested in a combination of fixed-rate and variable rate investments with a higher average yield.

Net Interest Income
Net interest income in 2005 increased $9.2 million or 30.0% to $39.7 million, compared to $30.6 million in 2004. Strong loan growth is the primary factor in the increase in net interest income in 2005 compared to 2004. In 2005, interest on loans increased $18.7 million to $55.8 million, compared to $37.1 million in 2004. The yield on loans increased 98 basis points to 7.86% in 2005, compared to 6.88% in 2004. In 2005, interest on deposits increased $9.9 million to $20.7 million, compared to $10.8 million in 2004. The cost of deposits increased 92 basis points to 2.82% in 2005, compared to 1.90% in 2004. Net interest income for the fourth quarter ended December 31, 2005, increased $3.4 million or 40.1% to $11.8, million compared to $8.4 million in the same period last year.

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Noninterest Income
Noninterest income totaled $9.5 million in 2005, a decrease of $2.0 million or 17.5%, compared to $11.5 million in 2004. Noninterest income in 2005 includes pre-tax losses on sales of investment securities of $1.1 million. As discussed previously, Flag Financial initiated a repositioning of its balance sheet in the fourth quarter ended December 31, 2005 and sold $67.6 million in fixed-rate investments recognizing pre-tax losses on sales of investment securities of $1.2 million. In 2005, other noninterest income included fees generated by Payroll Solutions totaling $2.2 million and gains on sales of other real estate owned totaling $515,000. Included in 2004 noninterest income, is a $3.0 million gain on the sale of Flag Financial’s Thomaston, Georgia, branch, gains on sales of investment securities of $700,000 and gains on sales of other real estate owned of $150,000. Noninterest income for the fourth quarter ended December 31, 2005, decreased $696,000 or 36.0% to $1.2 million, compared to $1.9 million in the same quarter last year. The primary factors driving this decrease are the losses on sales of investment securities discussed above. Somewhat offsetting the losses on sales of investments securities in the fourth quarter ended December 31, 2005, are fees generated by Payroll Solutions totaling $553,000.

Noninterest Expense
Noninterest expense increased to $34.3 million in 2005, an increase of $4.8 million or 16.2%, compared to $29.5 million in 2004. Salaries and employee benefits increased $3.0 million, primarily as a result of an increase in production personnel in metro Atlanta and the addition of Payroll Solutions. These additions were also a driving factor in increases in other noninterest expenses including occupancy and communications and data. Noninterest expense increased $1.4 million or 18.7% to $8.9 million for the fourth quarter ended December 31, 2005, compared to $7.5 million in the same period last year, with the driving factors being the same as those noted for the year.

Credit Quality
Nonperforming assets were at 0.41% of total assets at December 31, 2005, compared to 0.64% at December 31, 2004. Annualized net recoveries to average loans were at 0.14% for the year ended December 31, 2005, compared to annualized net charge-offs of 0.06% for the year ended December 31, 2004. In the fourth quarter ended December 31, 2005, Flag Financial made a $1.4 million recovery of a 2003 loan charge-off. The allowance for loan losses totaled $16.8 million at December 31, 2005, compared to $8.6 million at December 31, 2004. The allowance for loan losses represented 1.37% of gross loans at December 31, 2005, compared to 1.42% of gross loans at December 31, 2004. While the allowance for loan loss to gross loans decreased, the ratio of the allowance for loan losses to nonperforming assets increased to 2.89 times compared to 2.00 times. The increase in coverage corresponds directly with the improvement in credit quality during 2005. Loan loss provision for the year ended December 31, 2005, totaled $750,000, compared to $1.8 million for the year ended December 31, 2004.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank (www.flagbank.com). The Flag Financial franchise consists of 26 offices, including 17 full-service banking offices and seven mortgage/loan production offices in 15 Georgia counties. In addition to traditional banking services, Flag Bank provides payroll services nationally to businesses through its Payroll Solutions division, and through its Smartstreet division, offers custom banking and cash management services for community associations and management companies throughout the United States. Flag Financial’s common stock is traded on the NASDAQ Stock Market under the ticker “FLAG.”

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Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, difficulties in integrating the First Capital acquisition, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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Flag Financial Corporation and Subsidiary
Financial Summary
(Dollars in thousands except per share information)
(Unaudited)

	Three Months Ended December 31,
	2005	2004
Interest income	$20,491	$12,063
Interest expense	8,688	3,639
Net interest income	11,803	8,424
Provision for loan losses	-	375
Net interest income after provision	11,803	8,049
Noninterest income	1,235	1,931
Noninterest expense	8,888	7,490
Income before taxes	4,150	2,490
Provision for income taxes	1,344	798
Net income	$2,806	$1,692

Per Common Share:
Basic earnings per share	$0.23	$0.20
Diluted earnings per share	0.22	0.19
Cash dividends declared	0.06	0.06
Book value at quarter end	11.79	8.14
Tangible book value at quarter end	5.32	5.68

Performance Ratios:
Net interest margin, taxable equivalent	4.05%	4.62%
Yield on interest-earning assets	7.01%	6.59%
Cost of interest-bearing liabilities	3.35%	2.16%
Efficiency ratio	68.68%	72.66%
Net overhead ratio	2.40%	2.83%
Return on average assets	0.88%	0.86%
Return on average equity	8.65%	10.25%

Credit Quality Ratios:
Allowance for loan losses	$16,779	$8,602
Nonperforming assets	6,937	5,310
Allowance for loan losses to loans	1.37%	1.42%
Nonperforming assets to total assets	0.41%	0.64%
Net (recoveries) charge-offs	(811)	101
Net (recoveries) charge-offs to average loans	(0.35)%	0.07%

At Quarter End:
Gross loans outstanding	$1,221,825	$604,703
Mortgage loans-held-for-sale	11,665	10,688
Total assets	1,697,079	828,337
Interest-earnings assets	1,510,661	772,386
Deposits	1,283,952	706,847
Shareholders’ equity	199,018	69,202

Average Balances:
Gross loans outstanding	$916,634	$566,691
Mortgage loans-held-for-sale	9,003	6,156
Total assets	1,276,883	786,976
Interest-earning assets	1,166,315	733,709
Deposits	1,018,107	670,725
Shareholders’ equity	129,803	66,016

Flag Financial Corporation and Subsidiary
Financial Summary
(Dollars in thousands except per share information)
(Unaudited)

	Twelve Months Ended December 31,
	2005	2004

Interest income	$63,275	$42,621
Interest expense	23,530	12,057
Net interest income	39,745	30,564
Provision for loan losses	750	1,845
Net interest income after provision	38,995	28,719
Noninterest income	9,463	11,468
Noninterest expense	34,282	29,509
Income before taxes	14,176	10,678
Provision for income taxes	4,600	3,310
Net income	$9,576	$7,368

Per Common Share:
Basic earnings per share	$1.01	$0.88
Diluted earnings per share	0.96	0.82
Cash dividends declared	0.24	0.24

Performance Ratios:
Net interest margin, taxable equivalent	4.50%	4.48%
Yield on interest-earning assets	7.13%	6.23%
Cost of interest-bearing liabilities	2.94%	1.92%
Efficiency ratio	69.67%	70.21%
Net overhead ratio	2.58%	3.24%
Return on average assets	0.99%	0.99%
Return on average equity	11.12%	11.19%

Average Balances:
Gross loans outstanding	$703,880	$536,635
Mortgage loans-held-for-sale	8,710	4,867
Total assets	963,281	743,082
Interest-earning assets	892,598	690,187
Deposits	804,854	612,712
Shareholders’ equity	86,111	65,854

Flag Financial Corporation and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2005	December 31, 2004
	(unaudited)	(audited)
Assets

Cash and due from banks	$45,506	$13,345
Other interest-bearing deposits in banks	2,085	13,397
Federal funds sold	23,184	13,574
Total cash and cash equivalents	70,775	40,316
Other interest-bearing deposits in banks	4,698	5,473
Investment securities available-for-sale	228,442	111,390
Other investments	18,762	13,161
Mortgage loans held-for-sale	11,665	10,688
Loans, net of allowance for loan losses of $16,779 and $8,602, respectively	1,205,046	596,101
Premises and equipment, net	13,985	14,458
Intangible assets	109,252	20,919
Other assets	34,454	15,831
Total assets	$1,697,079	$828,337

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing deposits	$172,725	$48,812
Interest-bearing demand deposits	532,464	347,940
Savings	19,450	20,940
Time	559,313	289,155
Total deposits	1,283,952	706,847
Advances from Federal Home Loan Bank	143,469	25,000
Federal funds purchased and repurchase agreements	4,142	2,295
Other borrowings	-	4,300
Junior subordinated debentures	46,599	14,433
Other liabilities	19,899	6,260
Total liabilities	1,498,061	759,135

Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $1 par value, 20,000,000 shares authorized, 18,425,034 and 10,053,572 shares issued at December 31, 2005 and December 31, 2004, respectively	18,425	10,054
Additional paid-in capital	142,280	27,954
Retained earnings	51,692	44,642
Accumulated other comprehensive income	125	56
Less: Treasury stock at cost; 1,551,186 shares at December 31, 2005 and 2004	(13,504)	(13,504)
Total stockholders' equity	199,018	69,202
Total liabilities and stockholders' equity	$1,697,079	$828,337

Flag Financial Corporation and Subsidiary
Consolidated Statements of Earnings
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

		(unaudited)
Interest income:
Interest and fees on loans	$17,695	$10,753	$55,815	$37,066
Interest on investment securities	2,154	1,136	5,873	5,061
Interest on federal funds sold and other interest-bearing deposits in banks	642	174	1,587	494
Total interest income	20,491	12,063	63,275	42,621
Interest expense:
Interest on deposits:
Demand	2,936	1,533	8,899	5,108
Savings	33	31	131	130
Time	4,345	1,734	11,714	5,591
Interest on other borrowings	1,374	341	2,786	1,228
Total interest expense	8,688	3,639	23,530	12,057
Net interest income before provision for loan losses	11,803	8,424	39,745	30,564
Provision for loan losses	-	375	750	1,845
Net interest income after provision for loan losses	11,803	8,049	38,995	28,719
Noninterest income:
Service charges on deposit accounts	833	864	3,261	3,660
Mortgage banking activities	677	541	2,834	2,410
Insurance commissions and brokerage fees	53	63	251	501
Gain on sale of branch	-	-	-	3,000
(Loss) gain on sales of other real estate owned	(43)	150	515	150
(Loss) gain on sales of investment securities available-for-sale	(1,193)	-	(1,064)	700
Other	908	313	3,666	1,047
Total noninterest income	1,235	1,931	9,463	11,468
Noninterest expense:
Salaries and employee benefits	4,969	4,356	20,728	17,703
Occupancy	1,060	932	3,975	3,679
Professional fees	479	460	1,941	1,277
Postage, printing and supplies	388	221	1,122	914
Communications	764	482	2,412	2,152
Other	1,228	1,039	4,104	3,784
Total noninterest expense	8,888	7,490	34,282	29,509
Earnings before provision for income taxes	4,150	2,490	14,176	10,678
Provision for income taxes	1,344	798	4,600	3,310
Net earnings	$2,806	$1,692	$9,576	$7,368

Basic earnings per share	$0.23	$0.20	$1.01	$0.88

Diluted earnings per share	$0.22	$0.19	$0.96	$0.82